October 11, 2011	EXHIBIT 99.1

Eagle Rock Announces Change in Executive Team

Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) today announced that L. Patrick Giroir, Jr. has resigned as Senior Vice President, Midstream Business in order to pursue other opportunities.

“Pat has made a tremendous contribution to Eagle Rock over the past year. Pat will be missed, but the positive changes he has made to the organization will continue.  Our midstream business has never been better positioned for sustained growth,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “We wish Pat well in his future endeavors.”

Eagle Rock is in the process of identifying candidates to succeed Mr. Giroir. In the interim, the Midstream Business’s divisional heads will report directly to Mr. Mills.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations